Consent of Ernst & Young LLP

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the GoAmerica Communications Corp. 1999 Stock Option Plan, the GoAmerica, Inc. 1999 Stock Plan and the GoAmerica, Inc. Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated February 23, 2000, except for the third paragraph of Note 14 as to which the date is March 17, 2000, with respect to the consolidated financial statements of GoAmerica, Inc. at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 included in its Registration Statement on Form S-1 (Registration No. 333-94801), filed with the Securities and Exchange Commission.



                                                         /s/ Ernst & Young LLP



Metro Park, New Jersey
October 10, 2000